SUBSIDIARIES OF STEWART & STEVENSON SERVICES, INC.


The following list sets forth the name of each subsidiary of the Company, which is also the name under which such subsidiary does business:


                                                        Jurisdiction of
                                                        Incorporation
                                                        Or Organization
                                                        __________________


C. Jim Stewart & Stevenson, Inc.                        Delaware
Machinery Acceptance Corporation                        Texas
S&S International Sales, Inc.                           Barbados
Stewart & Stevenson International, Inc.                 Delaware
Stewart & Stevenson MVO, Inc.                           Texas
Stewart & Stevenson Operations, Inc.                    Delaware
Stewart & Stevenson Overseas, Inc.                      Texas
Stewart & Stevenson Power, Inc.                         Delaware
Stewart & Stevenson Realty Corporation                  Texas
Stewart & Stevenson Technical Services, Inc.            Delaware
Stewart & Stevenson Transportation, Inc.                Texas
Stewart & Stevenson (U.K.) Limited                      Scotland

The Company has additional subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.